Exhibit 16.1

January 4, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K Amendment No. 1 dated January 4, 2013 for the event that occurred on December 18, 2012, to be filed by our former client, Franklin Wireless Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,